SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

GP Strategies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

GP STRATEGIES CORPORATION

6095 Marshalee Drive

Elkridge, Maryland 21075

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 18, 2013

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of GP Strategies Corporation (the “Company”) will be held at the Royal Sonesta Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, on the 18th day of June 2013, at 10:30 a.m., local time, for the following purposes:

1.	To elect seven persons to the Board of Directors of the Company to serve until their respective successors are elected and qualified.

2.	To vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To hold an advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement.

4.	Any other matters properly brought before the meeting or any adjournments or postponements thereof.

The foregoing items of business are described more fully in our Proxy Statement.

Only stockholders of record as of the close of business on April 19, 2013 are entitled to receive notice of and to vote at the Annual Meeting. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the number of votes entitled to be cast as of the record date. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Company at 6095 Marshalee Drive, Suite 300, Elkridge, Maryland.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

By Order of the Board of Directors

Kenneth L. Crawford, Secretary

Elkridge, Maryland

May 3, 2013

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this will make the proxy distribution process more efficient, less costly and help in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

GP STRATEGIES CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2013

GP STRATEGIES CORPORATION

6095 Marshalee Drive

Elkridge, Maryland 21075

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, for use only at the Annual Meeting to be held at the Royal Sonesta Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on the 18th day of June 2013, at 10:30 a.m., local time, and at any adjournments or postponement thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was May 3, 2013.

Properly delivered Proxies will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the proposal to elect seven persons to the Board of Directors of the Company to serve until their respective successors are elected and qualified, FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR the compensation of our named executive officers. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Annual Meeting. The management of the Company is not aware of any other matters that are to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named.

Required Votes

In order to conduct business at the meeting a quorum of the shares of GP Strategies Common Stock (the “Common Stock”) must be present in person or represented by proxy. In the election of directors (Proposal 1), you may either vote “for” each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes cast by holders of shares of Common Stock which means the seven director nominees receiving the highest number of votes will be elected. Accordingly, shares not present and shares present but not voted (because such vote is expressly withheld or is simply not cast, whether as a broker non-vote or otherwise) will have no effect on the voting outcome with respect to the election of directors.

The proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2) requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock at the meeting. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

The advisory vote on compensation of our named executive officers (Proposal 3) requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock at the meeting. Abstentions and broker non-votes have no effect on this proposal. Although the advisory vote on the compensation of our named executive officers is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation of our named executive officers.

If you hold your shares in “street name” (that is through a broker or other nominee), your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals not considered “routine.” This is a broker non-vote. Except for the ratification of KPMG LLP, votes in connection with all of the other proposals are considered “non-routine” matters. The broker may not vote on these matters without instructions from you.

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Record Date

The Board of Directors has fixed the close of business on April 19, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding capital stock of the Company on April 19, 2013 consisted of 19,069,261 shares of Common Stock, each entitled to one vote per share. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast.

Voting via the Internet, by Telephone or by Mail; Revoking Earlier Vote

As an alternative to voting in person at the Annual Meeting, stockholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot.

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to GP Strategies Corporation’s Secretary at its principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the preceding paragraph.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock beneficially owned as of April 19, 2013 by each person who is known by the Company based on such person’s filings with the Securities and Exchange Commission (“SEC”) to own beneficially more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class

Sagard Capital Partners, L.P. 325 Greenwich Avenue Greenwich, CT 06830	3,510,774 shares	(1)	18.4%

Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,282,058 shares	(2)	6.7%

Manatuck Hill Partners, LLC 1465 Post Road East Westport, CT 06880	1,162,770 shares	(3)	6.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,006,606 shares	(4)	5.3%

(1)	Based on a Form 4 filed by Sagard Capital Partners, L.P. with the SEC on April 1, 2013.

(2)	Based on a Form 13G filed by Wellington Management Co. LLP with the SEC on February 14, 2013.

(3)	Based on a Form 13G/A filed by Manatuck Hill Partners, LLC with the SEC on February 14, 2013.

(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP ("Dimensional") with the SEC on February 11, 2013. Dimensional has informed the Company that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

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SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth, as of April 19, 2013, the beneficial ownership of Common Stock, by each director, each of the named executive officers, and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)

Harvey P. Eisen	47,728		*
Daniel M. Friedberg	3,510,774	(2)	18.4%
Marshall S. Geller	210,578		1.1%
Scott N. Greenberg	272,372	(3)	1.4%
Sue W. Kelly	20,433		*
Richard C. Pfenniger, Jr.	31,377		*
A. Marvin Strait	23,433		*
Gene A. Washington	21,433		*
Douglas E. Sharp	152,967	(4)	*
Sharon Esposito-Mayer	87,539	(4)	*
Karl Baer	30,550	(4)	*
Donald R. Duquette	90,612	(4)	*
Directors and Executive Officers as a Group (18 persons)	4,618,891	(5)	24.0%

*	Less than one percent.

(1)	Assumes for each beneficial owner and directors and executive officers as a group that all currently exercisable options are exercised in full only by the named beneficial owner or members of the group and no other options are exercised.

(2)	The amount reported by Daniel M. Friedberg represents the beneficial ownership of the Company’s securities by Sagard Capital Partners, L.P., a Delaware limited partnership ("Sagard Capital"). Mr. Friedberg is the President and Chief Executive Officer of Sagard Capital Partners Management Corporation ("Sagard Management"), the investment manager of Sagard Capital, and is the President and Chief Executive Officer of Sagard Capital Partners GP, Inc., the general partner of Sagard Capital. Mr. Friedberg disclaims beneficial ownership of such securities, by virtue of his position as the President and Chief Executive Officer of Sagard Management.

(3)	Includes (i) 72,000 shares issuable upon exercise of currently exercisable stock options; (ii) 14,025 shares of Common Stock allocated to Mr. Greenberg’s account pursuant to the provisions of our Retirement Savings Plan and (iii) 4,000 shares of Common Stock held by members of his family. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of Common Stock held by members of his family.

(4)	Includes 63,000 shares for Mr. Sharp, 27,000 shares for Ms. Esposito-Mayer, 5,000 shares for Mr. Baer and 27,000 shares for Mr. Duquette, issuable upon exercise of currently exercisable stock options; and 15,356 shares for Mr. Sharp, 9,578 shares for Ms. Esposito-Mayer, 9,999 shares for Mr. Baer and 14,357 shares for Mr. Duquette allocated pursuant to the provisions of our Retirement Savings Plan.

(5)	Includes 222,800 shares of Common Stock issuable upon exercise of currently exercisable stock options and 88,259 shares of Common Stock allocated to accounts pursuant to the provisions of our Retirement Savings Plan.

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PROPOSAL 1. ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. Gene A. Washington, who has been a director since 2007, requested that the Board not nominate him for election for another term for personal reasons. At a meeting on May 2, 2013, the Board granted his request and decided to reduce the size of the Board to seven directors upon the expiration of Mr. Washington’s current term so only seven nominees are presented for election at the Annual Meeting. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for Director named below in the event of the unavailability of any such nominee.

We seek persons to serve as directors who possess qualifications and expertise that will enhance the composition of the Board, applying considerations set forth in our Corporate Governance Guidelines (a copy of which may be viewed on our website and is available in print, without charge, upon request to our Corporate Secretary). Those considerations include personal integrity, character, background, achievements, experience, leadership ability, intelligence, ability to make independent analytical inquiries, ability to exercise sound business judgment, potential conflicts of interest and independence, ability to devote adequate time and energy to Board activities, diversity of age, gender and ethnicity, and legal and regulatory requirements.

As noted above, Gene A. Washington, who has served on our Board since 2007, is not being nominated for reelection at his request and will cease serving as a director as of the date of the Meeting. We have been fortunate to have had his perspective and expertise over the years. We have greatly valued and thank him for his outstanding contributions to our success and wish him well in his future endeavors.

Set forth below are the names of the nominees, the year in which first elected a Director of the Company, the principal occupation of each nominee, and a brief biography of each nominee, including information regarding the specific experience, qualifications, attributes or skills that led the Board of Directors to determine that the applicable director should be re-nominated or elected to serve as a member of our Board of Directors.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

Scott N. Greenberg (1987)	56

Mr. Greenberg has been Chief Executive Officer since April 2005 and was the President of the Company from 2001 until February 2006.  He was Chief Financial Officer from 1989 until December 2005, Executive Vice President from 1998 to 2001, Vice President from 1985 to 1998, and has held various other positions since joining the Company in 1981.  From 1999 to 2008, he was a Director of GSE Systems, Inc. (“GSE”), a global provider of real-time simulation and training solutions which is a former majority-owned subsidiary of the Company that was spun off in 2005. Mr. Greenberg has also been a Director of Wright Investors’ Service Holdings Inc. (“WISH”), formerly National Patent Development Corporation (“NPDC”), since 2004, when NPDC, formerly a wholly-owned subsidiary of the Company, was spun off. Mr. Greenberg was also Chief Financial Officer of NPDC from 2004 until August 2007. Mr. Greenberg has served on our Board of Directors since 1987. Mr. Greenberg brings to the Board significant experience and expertise in management, acquisitions and strategic planning, as well as many years of finance and related transaction experience. As our Chief Executive Officer, he brings to the Board extensive knowledge of the Company’s structure, history, major stockholders and culture.

Harvey P. Eisen (2002)	70

Mr. Eisen has been the Chairman of the Board since April 2005.  He has been Chairman and Managing Member of Bedford Oak Advisors, LLC since 1998. Prior thereto, Mr. Eisen served as Senior Vice President of Travelers, Inc. and of Primerica prior to its merger with Travelers in 1993. Mr. Eisen has over thirty years of asset management experience. Mr. Eisen is a Trustee of the University of Missouri Business School, where he established the first accredited course on the Warren Buffet Principles of Investing, and of Johns Hopkins University. Mr. Eisen has also been a Director of WISH since August 2004 and became Chairman of the Board and Chief Executive Officer of WISH in May 2007. Mr. Eisen has served on our Board of Directors since 2002. Mr. Eisen’s long, distinguished career in the investment and finance industry, combined with his wealth of experience with companies in many sectors, make him a skilled advisor who provides critical insight into strategic planning and financial matters.

5

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

Marshall S. Geller (2002)	74

Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001.  He has spent more than 40 years in corporate finance and investment banking, including 21 years as a Senior Managing Partner of Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Mr. Geller is currently on the Board of Governors of Cedars Sinai Medical Center, Los Angeles.  Mr. Geller also serves on the Dean's Advisory Council for the College of Business & Economics at California State University, Los Angeles. During the past five years, Mr. Geller has also been a director of National Holdings Corporation, California Pizza Kitchen, 1st Century Bancshares, ShopNBC-ValueVision Media, Inc., and SCPIE Holdings, Inc. Mr. Geller has served on our Board of Directors since 2002. As the managing director of a private equity fund and a director of other public companies, Mr. Geller brings to the Board many years of experience and expertise as an investor in and advisor to companies in various sectors.

Richard C. Pfenniger, Jr. (2005)	57

Mr. Pfenniger currently serves as Interim Chief Executive Officer of Integramed America, Inc., a manager of highly specialized outpatient medical centers. From 2003 until 2011, Mr. Pfenniger served as the Chairman of the Board, President and Chief Executive Officer of Continucare Corporation, a provider of primary care physician services. Mr. Pfenniger was the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc., a provider of career-oriented higher education, from 1997 until 2003.  From 1994 to 1997, Mr. Pfenniger served as the Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation, a multi-national pharmaceutical company. Mr. Pfenniger currently serves as a Director of Safestitch Medical, Inc. and Opko Health, Inc. and also served as a director of IVAX Corporation from 2002 to 2009. Mr. Pfenniger has served on our Board of Directors since 2005. Mr. Pfenniger’s prior experience as a Chief Executive Officer of a public company and prior experience in the education industry brings relevant experience managing a growth-oriented business and balancing the demands of clients, employees and investors.

Sue W. Kelly (2007)	76

Mrs. Kelly is currently President and Chief Executive Officer of Kelly Consulting LLC, an investment and consulting firm. From 1995 to 2007 she was a member of the U.S. House of Representatives, representing the 19th Congressional District of New York. While in Congress she served on the Board of Visitors of the U.S. Military Academy at West Point and on the House Financial Services Committee, among other assignments. Prior to becoming a Congresswoman, she worked in a variety of positions in business and education. Ms. Kelly currently serves as a Director of Magna Carta Companies, Inc. and has served on our Board of Directors since December 2007. Ms. Kelly’s experience in government provides the board with a unique perspective and insight on doing business with the U.S. government.

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Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years

A. Marvin Strait (2007)	79

Mr. Strait presently practices as a Certified Public Accountant under the name A. Marvin Strait, CPA. He has practiced in the field of public accountancy in Colorado for over 40 years. He presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, the Sam S. Bloom Foundation and Pikes Peak Educational Foundation. He also presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc., and on the Board of Directors of the Denver School of Nursing. Mr. Strait previously served as the Chairman of the Board of Directors of the American Institute of Certified Public Accountants (AICPA), as President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy, and serves as a permanent member of the AICPA Governing Council. Mr. Strait served as a Director and Chairman of the Audit Committee of Continucare from 2004 to 2011, and as a Director and Chairman of the Audit Committee of RAE Systems, Inc. from 2006 to 2009. Mr. Strait has served on our Board of Directors since December 2007. Mr. Strait brings to the Board significant expertise in accounting and financial matters and in analyzing and evaluating financial statements. He has served on the audit committees of several companies, and is Chair of our Audit Committee.

Daniel M. Friedberg (2009)	51	Mr. Friedberg has been President and Chief Executive Officer of Sagard Capital Partners Management Corporation, the investment manager of Sagard Capital Partners, L.P., since its founding in 2005. Since 2005, he has also been a Vice President of Power Corporation of Canada, a diversified international management holding company. Prior to that, he was a Partner at Bain & Company. Mr. Friedberg joined Bain & Company in 1987 in the London office, and was a founder of the Toronto office in 1989 and the New York office in 2000. Mr. Friedberg also served as a director of X-Rite, Incorporated from 2008 to 2012. Mr. Friedberg has served on our Board of Directors since December 2009, when he was elected a director pursuant to the terms of the Securities Purchase Agreement under which Sagard Capital Partners, L.P. made an equity investment in the Company. Mr. Friedberg brings to the Board experience in investment management, which provides valuable perspective into our organizational and operational management as well as strategic planning matters.

Required Vote and Board Recommendation

In the election of directors (Proposal 1), you may either vote “for” each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes cast by the holders of shares of Common Stock at the Annual Meeting, which means the seven director nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you vote FOR the election of each of the seven nominees.

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Corporate Governance

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company’s business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board of Directors held six meetings in 2012. All of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of Committees of the Board on which they served. We do not have an official policy with regard to Board members’ attendance at annual meetings of stockholders. However, we encourage all Directors to attend and typically schedule a meeting of the Board of Directors on the same day as our meeting of stockholders. In 2012, all persons who were then Directors attended the annual meeting of stockholders.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section (http://investors.gpstrategies.com/common/pdf/investors/guidelines.pdf). We will provide a copy of such guidelines to any stockholder who requests one by contacting our Secretary, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. We continue to monitor our corporate governance guidelines to comply with rules adopted by the SEC, the NYSE and industry practice.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer and other senior managers in our accounting and finance departments.  A copy of this Code of Business Conduct and Ethics can be found on our website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section (http://investors.gpstrategies.com/common/pdf/investors/gpxCodeOfEthics.pdf). We will provide a copy of such code to any stockholder who requests one by contacting our Secretary, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. If we make any substantive amendments to the Code of Ethics for our executive officers or directors or grant any waiver from a provision of the Code of Ethics for our executive officers or directors, we will within four (4) business days disclose the nature of such amendment or waiver in a Report on Form 8-K or on our website at www.gpstrategies.com.

Director Independence

The Board of Directors reviews the independence of its members on an annual basis. No Director will be deemed to be independent unless the Board affirmatively determines that the Director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board has not adopted any categorical standards of Director independence, however, the Board of Directors employs the standards of independence of the New York Stock Exchange (“NYSE”) rules currently in effect in making its determination that a Director qualifies as independent. In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. As a result of its annual review, the Board of Directors has determined that Harvey P. Eisen, Daniel M. Friedberg, Marshall S. Geller, Sue W. Kelly, Richard C. Pfenniger, Jr., A. Marvin Strait and Gene A. Washington are independent and that Scott N. Greenberg is not independent. The Company has Nominating/Corporate Governance, Compensation and Audit Committees and based on these standards, all current members of such Committees are independent. The Company also has an Executive Committee, of which Mr. Greenberg is a member.

Board Leadership Structure

We have separated the roles of the Chairman of the Board of Directors and Chief Executive Officer (the “CEO”) in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, consults with the CEO about the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

Executive Sessions of Non-Management Directors

The non-management Directors meet periodically in executive session. The executive sessions of non-management Directors are presided over by the Director who is the Chairman of the Committee responsible for the issue being discussed. Executive sessions are also routinely held as a part of meetings of the Audit Committee. The Board intends to schedule at least two executive sessions of non-management Directors each year. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern.

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Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board receives reports on various areas of risk, reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board also delegates oversight to the Audit, Compensation and Nominating/Corporate Governance Committees to oversee selected elements of risk.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee also monitors our whistleblower hot lines with respect to financial reporting matters and alleged violations of our codes of conduct and business ethics. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors through the Audit Committee.

Our Nominating/Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s Nominating/Corporate Governance Committee also oversees risk by working with management to adopt corporate governance policies and procedures designed to support the highest standards of business ethics.

Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that support an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors acts under a written charter, which may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section (http://investors.gpstrategies.com/common/pdf/investors/nomCharter.pdf). We will provide a copy of such charter to any stockholder who requests one by contacting our Secretary, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. The members of the Nominating/Corporate Governance Committee are Harvey P. Eisen, Daniel M. Friedberg, Marshall S. Geller, Sue W. Kelly and Richard C. Pfenniger, who is the Chairman of the Nominating/Corporate Governance Committee. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The Nominating/Corporate Governance Committee met once in 2012. The principal functions of the Nominating/Corporate Governance Committee are to:

(i)	develop policies on the size and composition of the Board of Directors;

(ii)	identify individuals qualified to become members of the Board of Directors;

(iii)	recommend a slate of nominees to the Board of Directors annually;

(iv)	ensure that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent Directors;

(v)	review and reassess the adequacy of the Board of Directors’ corporate governance principles (which principles may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section); and

(vi)	advise the full Board of Directors on corporate governance matters.

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Our Nominating/Corporate Governance Committee identifies individuals qualified to be Board members, evaluates any stockholder recommendations for Board membership, and develops and recommends corporate governance policies and procedures. The charter for our Nominating/Corporate Governance Committee is available on our website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section. We did not implement any changes to our process for stockholder recommendations of director nominees during 2012.

Criteria and Diversity

When the Board of Directors decides to recruit a new member, it seeks strong candidates who possess qualifications and expertise that will enhance the composition of the Board of Directors. The criteria for selecting new Directors can be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section. The Board of Directors will consider any such strong candidate provided he or she possesses integrity and ethical character. If the Board of Directors does not believe that a candidate possesses the above personal characteristics, that candidate will not be considered.

In evaluating potential board members, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines including:

•	A candidate’s background, achievements, and experience;
•	Demonstrated leadership ability;
•	The intelligence and ability to make independent analytical inquiries;
•	The ability to exercise sound business judgment; and
•	Due consideration to the Board’s overall balance of diversity of perspectives, backgrounds and experiences, as well as age, gender and ethnicity.

Accordingly, in consideration with many other factors, the Nominating/Corporate Governance Committee selects nominees with a broad diversity of abilities, experience, professions, skills and backgrounds. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of members of our Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In recommending candidates for election to the Board of Directors, the Nominating/Corporate Governance Committee considers nominees recommended by Directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Upon selection of a qualified candidate, the Nominating/Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors.

Stockholder Recommendations for Board Nominees

Generally, candidates for election to the Board are suggested by existing Board members, however, the Nominating/Corporate Governance Committee will consider stockholder recommendations for candidates to the Board. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualification to our Secretary in writing at 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our By-laws. Our By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders must give written notice that is received by our Secretary not less than 90 days prior to the anniversary date of the proxy statement relating to the immediately preceding annual meeting of stockholders (no later than February 2, 2014 with respect to the 2014 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not less than 90 days prior to the date of the meeting or, if the first public announcement of the meeting date is less than 100 days before such meeting date, not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in our By-laws. Copies of our By-laws are available to stockholders without charge upon request to our Secretary at the address set forth above.

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Compensation Committee

The Compensation Committee acts under a written charter, which may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section (http://investors.gpstrategies.com/common/pdf/investors/compCharter.pdf). We will provide a copy of such charter to any stockholder who requests one by contacting our Secretary, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. The members of the Compensation Committee are Harvey P. Eisen, Daniel M. Friedberg, Marshall S. Geller, A. Marvin Strait and Gene A. Washington. Marshall S. Geller is the Chairman of the Compensation Committee. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of the Company’s executive officers by:

(i)	evaluating the Chief Executive Officer’s performance and setting the Chief Executive Officer’s compensation based on such evaluation; and

(ii)	developing guidelines and reviewing the compensation and performance of officers of the Company. The Compensation Committee administers the Company’s Stock Option Plan and Incentive Stock Plan.

The Compensation Committee met twice in 2012.

Executive Committee

The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings and acts as an advisory body to the Board of Directors by reviewing various matters prior to submission to the Board. The members of the Executive Committee are Scott N. Greenberg, Harvey P. Eisen, Daniel M. Friedberg, Marshall S. Geller and Douglas E. Sharp, who is a non-voting member.

Audit Committee

The members of the Audit Committee are A. Marvin Strait, Chairman, Daniel M. Friedberg, Sue W. Kelly, Richard C. Pfenniger, Jr. and Gene A. Washington. All members satisfy the independence and experience requirements of the SEC and the NYSE rules currently in effect. The Board of Directors has determined that A. Marvin Strait and Richard C. Pfenniger, Jr. are Audit Committee financial experts. The Audit Committee acts under a written charter which was last amended by the Audit Committee on May 4, 2006 and approved by the Board of Directors at its July 26, 2006 meeting. The Audit Committee charter may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section (http://investors.gpstrategies.com/common/pdf/investors/auditCharter.pdf). We will provide a copy of such charter to any stockholder who requests one by contacting our Secretary, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075. The Audit Committee met five times in 2012.

The charter sets forth the responsibilities of the Audit Committee, which include:

(i)	reviewing the independence, qualifications, services, fees and performance of the independent auditors;
(ii)	appointing, replacing and discharging the independent auditors;
(iii)	approving the professional services provided by the independent auditors;
(iv)	reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors; and
(v)	reviewing the Company’s financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors.

Communications with the Board of Directors

The Board of Directors has provided a process by which stockholders and other interested parties may send communications to the Board, the non-management/independent directors as a group, or to individual members of the Board. Such communications should be directed to the Secretary of the Company, 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075, or by email at kcrawford@gpstrategies.com, who will forward them to the intended recipients. Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product or service suggestions; product or service complaints; product or service inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out must be made available to any outside director upon request.

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Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions

Douglas E. Sharp	54	Mr. Sharp has been President of GP Strategies Corporation (“GP Strategies”) since February 2006 and was President of GP Strategies’ principal operating subsidiary, General Physics Corporation (“General Physics”), from 2002 to 2006. General Physics and GP Strategies were merged on December 31, 2011. Mr. Sharp had served as Chief Operating Officer of General Physics prior to becoming President and has held various other positions since joining General Physics in 1981. He was a Director of GSE from 2003 to 2006. He currently serves on the Managing Board of Aerospace Testing Alliance, a joint venture partnership of GP Strategies, and serves as a Director of GP Strategies’ foreign subsidiaries. Mr. Sharp holds a Bachelor of Science in Mechanical Engineering from University of Maryland.

Sharon Esposito-Mayer	46	Ms. Esposito-Mayer has been Executive Vice President and Chief Financial Officer of GP Strategies since December 2005. She has been Executive Vice President since 2004, was Vice President of Finance of General Physics from 2001 until 2004 and held various financial positions prior to joining General Physics in 1995. Ms. Esposito-Mayer holds a Bachelor of Science in Accounting from Pennsylvania State University and a MBA from Loyola College.

Karl Baer	53	Mr. Baer has been Executive Vice President, Professional & Technical Services, of GP Strategies since March 2006. He has been an Executive Vice President since 2004 and was a Vice President of General Physics from 1998 until 2004. Mr. Baer has held various other positions since joining General Physics in 1987. Prior to joining General Physics, Mr. Baer served in the U.S. Navy’s nuclear submarine force for over nine years.

Patricia R. Begley	56	Ms. Begley has been Executive Vice President of GP Strategies since April 2011, when it acquired the consulting business of RWD Technologies (“RWD”). Prior to joining RWD in 2005, Ms. Begley was with SAP America where she served as Senior Vice President, Education for North America, from 2001 to 2005 and held a variety of training and financial positions from 1996 to 2001. From 1988 to 1996, Ms. Begley was Manager of the Mid-Atlantic Consumer Products group for Sony Corporation of America. Prior to that, she held accounting positions at Owens Illinois, International Playtex and Chesapeake Paper Company. Ms. Begley received a B.S. degree in Business Administration/Accounting from Montclair State College.

Donald R. Duquette	59	Mr. Duquette has been Executive Vice President, Learning Solutions, of GP Strategies since September 2008. He was a Senior Vice President of General Physics from 2004 to 2008. He was a Vice President of General Physics from 1989 to 2004 and held various other positions since joining General Physics in 1979. Mr. Duquette holds a Bachelor of Science degree in Mechanical Engineering from Johns Hopkins University and an Executive MBA from Loyola College.

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Executive Officer	Age	Positions

Kenneth L. Crawford	54	Mr. Crawford has been Senior Vice President, General Counsel and Secretary of GP Strategies since April 2007. He became a Senior Vice President of General Physics in March 2006, was a Vice President of General Physics from 1991 to March 2006, and became General Counsel of General Physics in 1991 and Secretary of General Physics in 1990. Mr. Crawford joined General Physics in 1987. Prior to that he was engaged in the private practice of law. Mr. Crawford is a graduate of the University of Michigan Law School.

David A. Gugala	64	Mr. Gugala was appointed Senior Vice President of GP Strategies in June 2012. He has been Vice President Operations, Sandy Corporation – a division of GP Strategies (“Sandy”) since January 2007, when the Company acquired Sandy from ADP, Inc. He has served in various operations leadership roles since joining Sandy in 1976. Mr. Gugala holds a Bachelor of Arts degree from Wayne State University.

James D. Moran	50	Mr. Moran has been Senior Vice President of GP Strategies since December 31, 2011 effective with the merger of General Physics and GP Strategies. Mr. Moran has been Senior Vice President of GP Strategies’ Europe Operations since 2006 and held various other leadership roles since joining GP Strategies in 1998. Mr. Moran was Finance Director of Specialised Technical Services Ltd from 1987 to 1998, when it was acquired by General Physics. Mr. Moran holds a Bachelor of Arts degree in Accounting and Finance from Manchester University and is a qualified accountant through The Chartered Institute of Management Accountants in England and Wales.

Joseph R. Nasal	65	Mr. Nasal has been Senior Vice President, Energy Services, of GP Strategies since 2006, was a Vice President of General Physics from 2000 to 2006 and held various other roles since joining General Physics in 1982. Prior to joining GP Strategies, Mr. Nasal worked at Niagara Mohawk Power Corporation for 11 years. He holds a Bachelor of Science degree in Mechanical Engineering from Rochester Institute of Technology and a MBA from Canisius College, and is a Registered Professional Engineer in New York State.

Deborah T. Ung	50	Ms. Ung has been Senior Vice President of GP Strategies since December 31, 2011 effective with the merger of General Physics and GP Strategies, and was Vice President, RWD, since April 2011, when GP Strategies acquired the consulting business of RWD. Prior to joining GP Strategies, Ms. Ung was a Vice President of RWD from 2006 to 2011 and from 1997 to 2001, and held various operational and leadership roles after joining RWD in 1989. From 2002 to 2005, she was President of Accelera Corporation, an education services provider for the life sciences industry. Ms. Ung received a Bachelor of Science degree in Environmental Health/Health Physics from Purdue University.

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PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has selected, KPMG as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2013. KPMG has informed the Company that it does not have any financial interest in the Company and that neither it nor any members or employees have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The stockholders’ ratification of the appointment of KPMG will not impact the Audit Committee’s responsibility pursuant to its charter, to appoint, replace and discharge the Company’s independent registered public accounting firm. In the event the stockholders fail to ratify this selection, it is expected that the matter of the selection of the Company’s independent registered public accounting firm will be reconsidered by the Board of Directors.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firms’ Fees

The following table sets forth the fees billed to the Company for the years ended December 31, 2012 and 2011 for professional services rendered by KPMG:

	2012	2011

Audit Fees (1)	$939,000	$1,010,000
Audit-Related Fees (2)	23,000	28,000
Tax Fees (3)	248,000	210,000
All Other Fees	9,000	4,000
Total	$1,219,000	$1,252,000

(1)	Audit fees for 2012 consisted of $834,000 for the audit of our consolidated financial statements, including quarterly review services, fees with respect to the audit of internal control over financial reporting and SEC reporting matters, and $105,000 for statutory audit services for a foreign subsidiary. Audit fees for 2011 consisted of $804,000 for the audit of our consolidated financial statements, including quarterly review services, fees with respect to the audit of internal control over financial reporting and SEC reporting matters, $100,000 for the audit of the acquired consulting business of RWD Technologies, and $99,000 for statutory audit services for a foreign subsidiary.

(2)	Audited-related fees for 2012 consisted of the audit of the financial statements of employee benefit plans. Audit-related fees for 2011 consisted of the audit of the financial statements of employee benefit plans and consultations regarding financial reporting matters.

(3)	Tax fees for 2012 and 2011 consisted of fees for tax compliance services, including the preparation of tax returns, and tax consulting services including technical research.

Policy on Pre-Approval of Services Provided by Independent Auditor

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KPMG are subject to specific pre-approval policies of the Audit Committee.  All audit and permitted non-audit services to be performed by KPMG require pre-approval by the Audit Committee in accordance with pre-approval policies established by the Audit Committee.  The procedures require all proposed engagements of KPMG for services of any kind be directed to the Company’s Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any service.

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Audit Committee Report

During the year ended December 31, 2012, the Audit Committee reviewed and discussed the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, the Company’s earnings releases and the Company’s audited financial statements with management and with KPMG, prior to their release. The Audit Committee discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG their independence and satisfied itself as to KPMG’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. In addition, the Audit Committee approved KPMG as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2013.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) that might incorporate future filings made by the Company under either the Securities Act or the Exchange Act, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under either the Securities Act or the Exchange Act.

Audit Committee

A. Marvin Strait, Chairman
Daniel M. Friedberg
Sue W. Kelly
Richard C. Pfenniger, Jr.
Gene A. Washington

Required Vote and Board Recommendation

Approval of the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2) requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

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EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of our Board of Directors consists of five non-employee directors. The charter of the Compensation Committee may be viewed by accessing the “Corporate Governance” page of our website and clicking on “Committee and Charter Info.” A copy of this document is also available in print, without charge, upon request to our Corporate Secretary. The Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers and directors. The responsibilities of the Compensation Committee include the following:

•	Develop guidelines and review and approve corporate goals relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and set the Chief Executive Officer’s compensation based on this evaluation;

•	Produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations;

•	Make recommendations to the Board with respect to the compensation of our executive officers and incentive-compensation plans and equity-based plans, and establish criteria for the granting of stock-based compensation to our officers and other employees, and review and approve the granting of stock-based compensation in accordance with such criteria;

•	Review director compensation levels and practices, and recommend from time to time, changes in such compensation levels and practices to the Board, with equity ownership in the Company encouraged;

•	Annually review and reassess the adequacy of the charter of the Compensation Committee and recommend any proposed changes to the Board for approval; and

•	Make recommendations to the Board with respect to (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations, and (d) committee reporting to the Board.

The Compensation Committee is responsible for making compensation decisions regarding the Executive Management Team, which includes the Chief Executive Officer, the President, the Chief Financial Officer and our other executive officers. The Compensation Committee is also involved in making compensation decisions regarding certain key non-executive officer employees.

Topics discussed by the Compensation Committee during 2012 meetings included, but were not limited to, the following:

•	Competitive compensation and stock awards for the Executive Management Team and our non-employee directors;

•	Review and approval of stock awards, bonus awards and salary changes for the Executive Management Team and non-executive officers with a rank of Vice President or above and certain other key employees;

•	Review of compensation policy for officers and employees in general; and

•	Review and approval of stock awards to key employees in connection with acquisitions.

None of the members of the Compensation Committee is a current or former officer or employee of ours.

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers, who are collectively referred to as the named executive officers. This discussion focuses on the information contained in the following tables and related footnotes and narrative discussions for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent they enhance the understanding of our executive compensation disclosure.

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At our 2012 annual meeting of stockholders held on September 12, 2012, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers in 2011 as disclosed in the proxy statement for that meeting. Our stockholders overwhelmingly approved the compensation of our named executive officers, with 15,124,076 shares voting in favor, 370,187 shares voting against, 255,750 shares abstaining and 1,348,658 shares held by brokers not voting. As this vote was held after the Compensation Committee had determined compensation to be paid to the named executive officers for 2012, the Compensation Committee and the Board did not take such results into account in determining executive compensation for 2012. However, the results of the 2012 shareholder advisory vote on executive compensation, particularly the strong support expressed by the stockholders, will be one of many factors considered in future decisions. Our compensation policies and procedures remain consistent with the policies and procedures in effect in 2011.

Compensation Philosophy and Objectives

The Compensation Committee seeks to provide compensation programs designed to:

•	Attract and retain talented and dedicated executives;

•	Motivate and reward executives whose knowledge, skills, potential and performance are critical to our success; and

•	Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers when shareholder value increases.

The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of goals and objectives, and provides an incentive for retention. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives (the vesting of which may accelerate upon termination of employment and/or a change in control), other benefits and perquisites and post-termination severance compensation.

Setting Executive Compensation

Each year we typically evaluate whether the elements of our executive compensation program are aligned with our compensation philosophy and objectives, while also promoting the interests of our shareholders. As part of this evaluation, we subscribe annually to a number of compensation data resources to evaluate the compensation of our executive officers compared to similar positions in the marketplace, including resources published by Kenexa and Western Management Group which provide base salary and bonus compensation data. In general, our objective is to compensate our executive officers at levels between the 50th and 75th percentiles for executives in similar positions at similarly sized companies, which we believe usually allows us to satisfy the objectives described above. The Compensation Committee has sometimes deemed it appropriate to compensate certain executives at levels outside the 50th to 75th percentile for executives in similar positions due to the executives’ experience and the market for executives with similar experience, scope of responsibility, accountability and impact on our operations, and the impact their departure could potentially have on our performance.

In addition, to assist management and the Compensation Committee in assessing and determining competitive compensation packages, at times we have engaged an independent compensation consultant to evaluate the compensation of certain executive officers and other key employees. In 2012, we engaged Frederic W. Cook & Co., Inc. (the “compensation consultant”) to assess the competitiveness of compensation levels for certain of our officers, including our named executive officers, relative to peer group and survey market data. The Company determined that the compensation consultant was independent. Management, in conjunction with the compensation consultant, identified a peer group of companies in the consulting and professional services industries which were similar in size in terms of market capitalization, number of employees, revenue and certain other financial data. The peer group, which was approved by the Compensation Committee, consisted of: CBIZ, Computer Task Group, Corporate Executive Board, Franklin Covey, Hackett Group, Huron Consulting Group, ICF International, Learning Tree International, Lionbridge Technologies, Resources Connection and Virtusa. Our revenue was between the 25th percentile and median of the peer group, our market capitalization and net income were approximately equal to the median of the peer group and our total assets and number of employees were slightly below the median of the peer group. Our one and three-year total shareholder returns as calculated by the compensation consultant were above the 75th percentile of the peer group.

The compensation consultant prepared an analysis (the “Executive Compensation Analysis”) which evaluated the base salaries, annual cash incentives and long-term equity incentives for our named executive officers compared to corresponding data in the 25th percentile, 50th percentile and 75th percentile for executives in similar positions in the peer group and in the survey market data. The results of the Executive Compensation Analysis showed that overall compensation levels for our named executive officers were below the 25th percentiles of the peer group and survey market data analyzed. This is primarily the result of below market annual cash bonuses and the irregular granting of equity awards. Base salaries for the named executive officers were also below the median levels relative to the peer group.

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Based on the Compensation Committee’s evaluation of the Executive Compensation Analysis and the performance of the Company and the named executive officers, the Compensation Committee recommended increasing the salaries of the named executive officers (which was approved by the full Board of Directors, with Mr. Greenberg abstaining) in September 2012 and approved the granting of restricted stock units to the named executive officers in August 2012, which are detailed further below. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Elements of Compensation

Base Salary

General

Salaries are typically considered annually, as well as upon promotion or other change in job responsibility. The Compensation Committee, with input from the Chief Executive Officer, considers competitive, individual and company performance data in order to make compensation decisions that will incentivize, retain and maintain a competitive standing for each executive officer. The Compensation Committee considers several factors when adjusting an executive’s salary, including individual and company performance, the executive’s market value and prospective value to us, the knowledge, experience and accomplishments of the executive, the executive’s level of responsibility, the recommendation of the Chief Executive Officer and the compensation levels for individuals with similar credentials.

2012 Base Salary Adjustments

In 2012, the Compensation Committee utilized the Executive Compensation Analysis to assist in determining the appropriate adjustment to each executive’s annual base salary. As noted above, the Executive Compensation Analysis showed that overall compensation levels, including base salaries, for our named executive officers were below competitive levels. As a result, the Compensation Committee recommended the following salary increases for our named executive officers (which were approved by the Board of Directors, with Mr. Greenberg abstaining) which became effective in October 2012:

	Salary prior	Peer group median base	Adjusted
Name	to increase	salary	salary	% Increase
Scott N. Greenberg	$402,000	$618,000	$472,000	17.4%
Sharon Esposito-Mayer	$273,000	$309,000	$310,000	13.6%
Douglas E. Sharp	$365,000	$412,000	$425,000	16.4%
Donald R. Duquette	$285,000	$322,000	$300,000	5.3%
Karl Baer	$273,000	$311,000	$300,000	9.9%

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Cash-Based Incentive Compensation (Bonus)

Bonuses to our Chief Executive Officer and President

The employment agreements with our Chief Executive Officer and our President contain formulas for determining their annual cash bonuses. The formula ties the bonus payable to them to increases in our earnings before income taxes, depreciation and amortization (“EBITDA”) compared to the prior year, as adjusted for acquisitions and dispositions and other extraordinary or unusual nonrecurring items as defined in their employment agreements. EBITDA is a widely used non-GAAP financial measure of operating performance. EBITDA is calculated from our audited financial statements by adding back interest expense, income tax expense, depreciation and amortization to net income, and adjusting for certain non-recurring items such as gains or losses on the change in fair value of contingent consideration. Under their employment agreements, the Chief Executive Officer’s and President’s bonuses are (a) 1% of base salary for each 1% increase in EBITDA, up to a 10% increase; (b) then 2% of base salary for each 1% increase in EBITDA, up to a 15% increase; (c) then 3% of base salary for each 1% increase in EBITDA, up to a 25% increase; subject to a maximum bonus for any calendar year of 50% of his base salary for that year. In calculating the bonus for Mr. Greenberg and Mr. Sharp, for any year in which we acquire any business, the formula set forth in their employment agreements requires that EBITDA for the prior year be adjusted to reflect the budgeted EBITDA of the acquired business (as set forth in the budget numbers on which the acquisition was based) for the period from the date of the acquisition to the end of the calendar year in which the acquisition takes place.

For 2012, our EBITDA, as adjusted for acquisitions in 2011 and 2012 and other nonrecurring items, increased 23%. For 2012, the bonuses determined in accordance with their employment agreements (the “Employment Agreement Bonuses”) were $208,000, or 44% of salary, for Mr. Greenberg, and $187,000, or 44% of salary, for Mr. Sharp. The Employment Agreement Bonuses for fiscal 2012 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. For the fiscal years ended December 31, 2011 and 2010, the Compensation Committee approved discretionary bonuses in addition to the Employment Agreement Bonuses to Mr. Greenberg and Mr. Sharp based upon our financial and operating performance as well as other factors not deemed to be adequately represented in the employment agreement formulas. These additional discretionary bonuses are reflected in the column entitled “Bonuses” in the Summary Compensation Table.

Bonuses to our other Named Executive Officers

Our Cash Bonus Plan (the “Bonus Plan”) provides for the payment of cash bonuses to eligible employees and executive officers, including the named executive officers except for Scott Greenberg, Chief Executive Officer, and Douglas Sharp, President, who are not currently eligible to participate in the Bonus Plan as their bonuses fall under their individual employment agreements, as detailed above.

The Bonus Plan contains separate formulas and incentives for the executive team, business unit leaders and all other employees. Each part of the plan sets forth, among other things, (1) which levels of executives or employees are eligible to participate in that part of the plan, (2) the method of determining the amount of bonuses available for distribution under that part of the plan, and (3) performance criteria to be used in determining the amount, if any, of each participant’s bonus. For purposes of the Bonus Plan, our executive team includes the aforementioned named executive officers and certain other executive and senior vice presidents. The total bonus pool that may be allocated among the executive team will not exceed 50% of the executive team’s total base salaries and is determined by using a formula based on our revenue growth and pre-tax income growth over the prior year’s results. Once the bonus pool is established, the amount of each executive team member’s potential cash bonus, if any, is determined using a score (up to 100 points) given to each executive team member based upon the attainment of the performance objectives recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. Performance objectives include specific corporate level, group level (or for executive team members who are not group leaders, additional corporate level) and individual objectives. Corporate level and group level objectives are based on revenue and pre-tax income growth of the Company and the operating group within the Company for which the executive is responsible, compared to the prior fiscal year results, adjusted for acquisitions during the year and other non-recurring items when deemed appropriate.

Except for the Chief Financial Officer and any executive who does not manage an operating group, executive team members could achieve maximum scores of 15 points under the Bonus Plan for corporate revenue growth of 10% or more and 15 additional points for corporate pre-tax income growth of 20% or more, and maximum scores of 25 points under the Bonus Plan for group revenue growth of 15% or more and 25 additional points for group gross profit growth of 30% or more. Achievement of individual goals may add up to 20 more points to each executive team member’s score.

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The table below sets forth the various thresholds of financial performance and the resulting number of points for each performance measure for executives under the Bonus Plan for the year ended December 31, 2012 (results are interpolated). The minimum number of points for each performance measure is zero and the maximum is as set forth in the table. We do not establish target levels for the performance measures.

Bonus Plan Scoring System

Performance Measures for Executives Managing Operating Groups	Performance Measures for Chief Financial Officer and non-operations Executives
Corporate revenue growth of 0% = 0 points	Corporate revenue growth of 0% = 0 points
Corporate revenue growth of 2% = 3 points	Corporate revenue growth of 2% = 5 points
Corporate revenue growth of 4% = 6 points	Corporate revenue growth of 4% = 10 points
Corporate revenue growth of 6% = 9 points	Corporate revenue growth of 6% = 15 points
Corporate revenue growth of 8% = 12 points	Corporate revenue growth of 8% = 20 points
Corporate revenue growth of 10% = 15 points	Corporate revenue growth of 10% = 25 points

Corporate pre-tax income growth of 0% = 0 points	Corporate pre-tax income growth of 0% = 0 points
Corporate pre-tax income growth of 5% = 3.75 points	Corporate pre-tax income growth of 5% = 6.25 points
Corporate pre-tax income growth of 10% = 7.5 points	Corporate pre-tax income growth of 10% = 12.5 points
Corporate pre-tax income growth of 15% = 11.25 points	Corporate pre-tax income growth of 15% = 18.75 points
Corporate pre-tax income growth of 20% = 15 points	Corporate pre-tax income growth of 20% = 25 points

Group revenue growth of 0% = 0 points
Group revenue growth of 5% = 10 points	US G&A expense increases over prior year by 7% or > = 0 points
Group revenue growth of 10% = 20 points	US G&A expense increases over prior year by 6% or < = 6 points
Group revenue growth of 15% = 25 points	US G&A expense increases over prior year by 5% or < = 12 points
US G&A expense increases over prior year by 4% or < = 18 points
Group gross profit growth of 0% = 0 points	US G&A expense increases over prior year by 3% or < = 24 points
Group gross profit growth of 10% = 10 points	US G&A expense increases over prior year by 2% or < = 30 points
Group gross profit growth of 20% = 20 points
Group gross profit growth of 30% = 25 points

Achievement of individual strategic objectives to be set individually by the CEO or President for each executive team member to equal = 20 possible points.	Achievement of individual strategic objectives to be set individually by the CEO or President for each executive team member to equal = 20 possible points.

Total potential score = 100 points	Total potential score = 100 points

The table below summarizes the points earned under the Bonus Plan by Sharon Esposito-Mayer, Donald R. Duquette and Karl Baer for the year ended December 31, 2012 (out of a total maximum of 100 points).

	Scoring Against Performance Measures
Executive Officer	Corporate revenue growth (1)	Corporate pre-tax income growth (2)	Group revenue growth		Group gross profit growth		G&A expense increase over prior year		Individual objectives (3)	Total points earned
Sharon Esposito-Mayer	25	25	N/A		N/A		9	(4)	15	74
Donald R. Duquette	15	15	22	(5)	16	(5)	N/A		15	83
Karl Baer	15	15	0	(6)	0	(6)	N/A		4	34

(1)	Based on consolidated organic revenue growth of 10% for the year ended December 31, 2012.
(2)	Based on consolidated organic pre-tax income growth of 30% for the year ended December 31, 2012.

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(3)	The Compensation Committee did not establish specific individual objectives or point values at the beginning of 2012 and points were granted based on the subjective evaluation by the Chief Executive Officer and President of each individual’s performance against their strategic objectives.
(4)	Based on a 5.6% increase in U.S. G&A expenses for the year ended December 31, 2012.
(5)	Based on 13% organic revenue growth and 19% organic gross profit growth for the Learning Solutions group for the year ended December 31, 2012.
(6)	Based on a decline in revenue and pre-tax income for the Professional & Technical Services group for the year ended December 31, 2012.

The total bonus pool for the executive team, which included seven executives, was $881,000 and the total of all executive team members’ scores earned was 457 points for the year ended December 31, 2012. Each executive team member’s calculated bonus is equal to the amount of the bonus pool multiplied by the percentage determined by dividing such executive team member’s score by the total of all executive team members’ scores. For the year ended December 31, 2012, the bonus amounts payable as calculated under the Bonus Plan based on the achievement of the above performance measures were $143,000 for Ms. Esposito-Mayer, $160,000 for Mr. Duquette and $65,000 for Mr. Baer. The Compensation Committee approved total bonuses of $143,000 for Ms. Esposito-Mayer and $160,000 for Mr. Duquette, which equaled their calculated amounts under the Bonus Plan. For Mr. Baer, the Compensation Committee approved a total bonus of $80,000, which included a $15,000 discretionary bonus in addition to his calculated amount under the Bonus Plan, based upon additional factors not deemed to be adequately represented in the Bonus Plan formula. Annual bonuses for 2012 were paid in cash after review and approval by the Compensation Committee in March 2013.

Long-term Equity Incentive Compensation

Our Compensation Committee also grants to the named executive officers equity compensation under our incentive stock plan. Equity compensation for the named executive officers, which has historically taken the form of stock options and restricted stock units, is designed to align the interests of our executives with our shareholders as well as to retain the executives. Equity grants are also intended to drive long term performance, in that the value ultimately realized is linked to stock price appreciation. Option grants have no value without stock price appreciation, and restricted stock has value at grant that can increase with stock price appreciation and decrease with stock price declines. Thus, the Compensation Committee believes that equity grants should motivate management to enhance the value of our common stock.

We do not have a formal policy for issuing equity compensation and do not always grant equity awards on an annual or other regular basis. The Compensation Committee awards equity compensation to supplement our executive officers’ compensation to ensure that total compensation is competitive in the marketplace and to align compensation with our long term goals and objectives.

In August 2012, the Compensation Committee granted a total of 184,500 restricted stock units to certain of our officers and key employees (of which 83,000 were granted to the named executive officers). This was the only long-term equity incentive compensation granted to the named executive officers in 2012. The restricted stock units were granted pursuant to our 2011 Stock Incentive Plan and vest 20% annually over five years subsequent to the grant date. The following named executive officers were granted restricted stock units in 2012:

Name	Number of Stock Units	Grant Date Fair Value	Peer Group Median Annual Long-Term Incentive Compensation
Scott N. Greenberg	23,000	$445,740	$939,000
Sharon Esposito-Mayer	15,000	$290,700	$396,000
Douglas E. Sharp	19,000	$368,220	$556,000
Donald R. Duquette	13,000	$251,940	$358,000
Karl Baer	13,000	$251,940	$315,000

Other Benefits

We also provide our named executive officers with the following other benefits as part of our overall compensation program and which we believe are consistent with the types of benefits offered by competitors:

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•	Retirement Savings Plan: We maintain a defined contribution 401(k) plan in which all eligible employees may participate. The company may make matching contributions under the 401(k) Plan at its discretion equal to a uniform percentage of the first 7% of base compensation for eligible employees.

•	Health and Welfare Benefits: All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

•	Life Insurance Premiums: Life insurance policies, in excess of the standard life insurance plans offered to full-time employees, are offered to the named executive officers. During 2012, the executive life insurance policies provided coverage up to five times the executive’s annual base salary. The premiums are fully paid by us. A policy may, at the executive’s election, be transferred to the executive upon termination of employment.

•	Automobile Allowances: During 2012, each of the named executive officers either used a vehicle leased or owned by us for both business and personal use or received a monthly car allowance in lieu of using a vehicle leased or owned by us.

Employment Agreements, Severance Benefits and Change in Control Provisions

All of our named executive officers have written employment agreements which provide for separation payments and benefits upon termination of employment under certain circumstances. Post-termination payments with respect to these executives are set forth in their respective employment agreements. The termination provisions for these executives are summarized in the “Potential Payments upon Termination or Change in Control” section later in this report.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We intend that compensation paid under our incentive plans be generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that exceeds the $1 million limitation in order to ensure competitive levels of total compensation for our executive officers.

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Summary Compensation Table

The following table sets forth all compensation earned by each of the named executive officers for the years ended December 31, 2012, 2011 and 2010. The named executive officers are the Chief Executive Officer and the Chief Financial Officer, and the three other most highly compensated officers who were serving as executive officers at December 31, 2012.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (5)	Total ($)
Scott N.	2012	416,583	—	445,740	—	208,000	(3)	19,725	1,090,048
Greenberg	2011	402,000	20,700	—	—	129,300	(3)	18,098	570,098
Chief Executive Officer	2010	377,125	25,200	—	381,096	74,800	(3)	10,298	868,519

Sharon Esposito-	2012	280,708	—	290,700	—	143,000	(4)	17,594	732,002
Mayer	2011	273,000	29,300	—	—	70,700	(4)	11,658	384,658
Executive Vice President and Chief Financial Officer	2010	258,750	—	—	137,480	75,000	(4)	12,254	483,484

Douglas E. Sharp	2012	377,500	—	368,220	—	187,000	(3)	19,880	952,600
President	2011	365,000	17,600	—	—	117,400	(3)	20,519	520,519
	2010	353,125	27,100	—	333,459	67,900	(3)	16,017	797,601

Donald R.	2012	288,125	—	251,940	—	160,000	(4)	23,624	723,689
Duquette	2011	285,000	46,400	—	—	23,600	(4)	22,162	377,162
Executive Vice President	2010	273,125	—	—	137,480	75,000	(4)	18,774	504,379

Karl Baer	2012	278,625	15,000	251,940	—	65,000	(4)	18,820	629,385
Executive Vice	2011	273,000	16,500	—	—	68,500	(4)	17,510	375,510
President	2010	265,083	—	—	76,378	60,000	(4)	14,885	416,346

(1)	Discretionary bonus paid for the respective years.

(2)	Reflects the grant date fair value for financial statement reporting for awards of restricted stock units or stock options in the year they were granted. For assumptions used in computing the fair value of stock-based compensation awards, see Note 10 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K filed with the SEC on February 26, 2013.

(3)	Bonus pursuant to Mr. Greenberg’s and Mr. Sharp’s employment agreements. See Compensation Discussion & Analysis.

(4)	Bonus pursuant to the Company’s Cash Bonus Plan. See Compensation Discussion & Analysis.

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(5)	All other compensation includes matching contributions under our Retirement Savings Plan, automobile lease payments and/or allowances, and life insurance premiums. A breakdown of these amounts is as follows:

Name	Year	Company Matching Contributions to 401(k) Plan ($)	Automobile Payments or Allowance ($)	Life Insurance Premiums ($)	Total ($)
Scott N. Greenberg	2012	6,800	4,540	8,385	19,725
	2011	5,712	4,163	8,223	18,098
	2010	1,650	4,163	4,485	10,298

Sharon Esposito-Mayer	2012	6,433	8,725	2,436	17,594
	2011	2,617	6,707	2,334	11,658
	2010	2,616	8,150	1,488	12,254

Douglas E. Sharp	2012	6,800	8,595	4,485	19,880
	2011	7,636	8,398	4,485	20,519
	2010	3,134	8,398	4,485	16,017

Donald R. Duquette	2012	7,823	8,625	7,176	23,624
	2011	6,668	8,399	7,095	22,162
	2010	3,604	8,398	6,772	18,774

Karl Baer	2012	6,687	8,426	3,707	18,820
	2011	5,699	8,181	3,630	17,510
	2010	2,982	8,388	3,515	14,885

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to non-equity incentive plan awards granted during the year ended December 31, 2012 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock	All Other Option	Exercise
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)
Scott N. Greenberg	n/a	—	208,000	(1)	236,000	(1)	—	—	—

Sharon Esposito-Mayer	n/a	—	143,000	(2)	n/a	(3)	—	—	—

Douglas E. Sharp	n/a	—	187,000	(1)	212,500	(1)	—	—	—

Donald R. Duquette	n/a	—	160,000	(2)	n/a	(3)	—	—	—

Karl Baer	n/a	—	65,000	(2)	n/a	(3)	—	—	—

(1)	The amounts represent the target and maximum bonus payment levels payable pursuant to a formula in Mr. Greenberg’s and Mr. Sharp’s employment agreements. The formula is based upon EBITDA of GP Strategies and subsidiaries and is capped, for each executive, at 50% of his base salary (see Compensation Discussion & Analysis).

(2)	Bonuses calculated under the terms of the Bonus Plan (see Compensation Discussion & Analysis). The actual bonus payment to Mr. Baer for 2012 was $80,000, which includes a $15,000 discretionary bonus in addition to the amount calculated pursuant to the Bonus Plan (see Compensation Discussion & Analysis).

(3)	Total bonus payments to the executive team under the Bonus Plan are capped at 50% of the executive team’s total base salaries. There is not a specified maximum bonus amount for any individual executive team member due to the calculation being dependent on the individual’s score as a percentage of the total executive team’s score which is then applied to the calculated bonus pool. As a result, the actual bonus calculated for an individual executive covered by the Bonus Plan could exceed 50% of his/her salary.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and/or unvested restricted stock units previously awarded to our named executive officers as of December 31, 2012:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)
Scott N. Greenberg	48,000	72,000	7.57	1/8/2016	23,000	(2)	474,950

Sharon Esposito-Mayer	18,000	27,000	7.27	1/21/2016	15,000	(2)	309,750

Douglas E. Sharp	42,000	63,000	7.57	1/8/2016	19,000	(2)	392,350

Donald R. Duquette	18,000	27,000	7.27	1/21/2016	13,000	(2)	268,450

Karl Baer	—	15,000	7.27	1/21/2016	13,000	(2)	268,450

(1)	Market value is based on the closing market price of our Common Stock on December 31, 2012 of $20.65 per share.

(2)	Represents unvested stock units granted on August 6, 2012 which vest 20% annually over five years subsequent to the grant date.

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Option Exercises and Stock Vested

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Scott N. Greenberg	135,000	1,199,800	5,000	102,350
Sharon Esposito-Mayer	70,120	582,854	3,333	68,227
Douglas E. Sharp	115,000	954,500	4,375	89,556
Donald R. Duquette	85,120	678,861	3,125	63,969
Karl Baer	100,240	677,543	3,125	63,969

(1)	Represents stock units which vested during 2012. Value realized upon vesting is based on the closing market price of our Common Stock on each vesting date.

Potential Payments Upon Termination or Change in Control

Description of Termination Provisions in Employment Agreements

We have employment agreements with all five of the named executive officers. These agreements provide for various payments and benefits to be made to them if their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in this section. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers. The following description of certain terms of the employment agreements with our named executive officers is a summary and is subject to, and qualified in its entirety by, the agreements, which have been filed as exhibits to our filings with the SEC. The employment agreements between us and each of Messrs. Greenberg and Sharp provide for termination by either party on two years’ notice, except that the earliest date the employment agreements may terminate is December 31, 2012, unless sooner terminated:

•	by the executive’s death or disability;

•	by the executive for “good reason,” as defined below;

•	by us for “cause,” as defined below; or

•	by mutual agreement between us and the executive.

The employment agreements between us and each of Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer have an initial term which ended on February 28, 2009 but the term automatically extends unless the agreement is terminated by us or the executive by giving the other notice of a decision to terminate the agreement prior to a date determined by the agreements. As such dates have passed for each of the executives, the agreements have been extended and now will continue in effect until terminated:

•	by the executive’s death or disability;

•	by the executive for “just cause,” as defined below;

•	by us for “cause,” as defined below;

•	by us or the executive by giving the other a period of “required notice,” as defined below; or

•	by mutual agreement between us and the executive.

The “required notice” period is one month for each year of service with us but not more than fifteen months, which means fifteen months for Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer.

The discussion and tables below reflect the estimated termination benefits that would be paid or accrue to each of the named executive officers in the event of the following termination scenarios:

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o	Termination for Cause – If we terminate the employment of one of the named executives for “cause,” as defined below, such executive would be entitled to unpaid base salary and continuation of benefits through the date of termination only.

“Cause” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	Willful and continued failure to substantially perform his duties or obligations under the employment agreement (after notice and failure to cure); or

•	Willful engaging in misconduct which is materially monetarily injurious to us.

“Cause” as defined under the employment agreements of Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer exists if such executive shall:

•	Be convicted, plead guilty, or enter a plea of nolo contendere to a felony or a crime involving moral turpitude; or

•	Commit any act or omit to take any action in bad faith and to our detriment; or

•	Willfully and continually fail to perform his or her duties or obligations under any provision of the employment agreement in any material respect, and shall not correct such failure within ten days after receipt of written notice thereof; or

•	Fail to perform his or her duties or obligations pursuant to the non-compete and confidential information provisions of his or her employment agreement in any material respect.

o	Termination upon disability – We may terminate the employment of a named executive officer in the event of such executive’s incapacity due to extended physical or mental illness. In the case of disability, the affected executive would be entitled to his or her unpaid base salary and continuation of benefits through the date of termination only. If Mr. Greenberg or Mr. Sharp has been absent from his duties on a full-time basis for the entire period of six consecutive months due to physical or mental illness, we may terminate his employment thirty days after giving him notice of termination if he has not returned to the performance of his duties on a full-time basis within those thirty days. If Ms. Esposito-Mayer, Mr. Duquette or Mr. Baer is unable fully to discharge his or her duties for a period of ninety consecutive days due to a serious health condition (as defined in the Family and Medical Leave Act of 1993) and after giving effect to any reasonable accommodation required by law, we may terminate his or her employment as of a date specified in a notice of termination given to such employee.

o	Termination upon death – In the event of death, each of the named executive officers is entitled to his or her full salary through the date of death and we are required to pay his or her spouse or estate the following: for Messrs. Greenberg and Sharp – an amount equal to his full salary for one year after the date of death; and for Ms. Esposito-Mayer, Mr. Duquette or Mr. Baer – his or her full salary through the end of the calendar month within which termination occurred plus his or her full salary for the following two calendar months, and for purposes of the vesting of any stock units outstanding and unvested as of the date of termination of his or her employment, he or she shall be deemed to have been employed through the remaining period under the employment agreement.

o	Termination without cause, or for “good reason” or “just cause” – If we terminate a named executive officer’s employment without cause or a named executive officer terminates his or her employment for “good reason” or “just cause,” as defined below, then the named executive officer would be entitled to certain compensation discussed in detail below.

“Good reason” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	A change in control as defined in his employment agreement; or

•	A management change in control as defined in his employment agreement; or

•	A failure by us to comply with any material provision of the employment agreement which has not been cured within ten days after notice of such noncompliance has been given to us by the executive; or

•	Any purported termination of the executive’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer shall be deemed to have resigned for “just cause,” under the terms of their employment agreement, in the event that he or she resigns within sixty days following either:

•	Our imposition, without express written consent of the executive, of any significant change in his or her function, duties, or responsibilities that is not consistent with him or her being an executive, unless we rescind or modify such change within ten business days after receipt of written notice from the executive; or

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•	Our failure to make any material payment, or provide any material benefit to the executive pursuant to the employment agreement, unless we correct any such deficiency within ten business days after receipt of written notice from the executive; or

•	Our breach of any other term of the employment agreement, unless we correct such failure or breach within thirty days after written notice from the executive.

Termination Payments under Mr. Greenberg’s Employment Agreement

If we terminate Mr. Greenberg’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Greenberg terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for two years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Payments under Mr. Sharp’s Employment Agreement

If we terminate Mr. Sharp’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Sharp terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for one year under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Provisions of Employments Agreement with Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer

If during the term of either Ms. Esposito-Mayer’s, Mr. Duquette’s or Mr. Baer’s employment agreement we terminate his or her employment without “cause” or any of them terminates his or her employment for just cause and he or she is in full compliance with his or her obligations under the employment agreement, we are obligated to pay the executive his or her base annual salary at the rate in effect on the date of such termination, and the executive will continue to be eligible to receive such benefits as he or she would have been entitled to had his or her employment not terminated, for a period of time after termination equal to the length of the required notice. In addition, upon the occurrence of a “Change in Control” or “Sale of the Company,” as defined in each of their employment agreements, all stock options to purchase Common Stock granted to him or her shall immediately become fully vested and exercisable, and all stock units granted to him or her must immediately be paid in unrestricted shares of Common Stock.

The amounts shown in the table below assume that the noted triggering events occurred on December 31, 2012 with respect to the five named executive officers. Other relevant assumptions and explanations are provided in the footnotes following the table. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. As discussed above, none of the named executive officers receive additional compensation in the event of voluntary or involuntary termination for “cause” or in the event of disability.

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Potential Post-Employment Payments

Name / Element of Compensation	Termination due to Death		Termination Without Cause or for Good Reason, Excluding Change in Control		Termination due to Change in Control		Termination due to Management Change in Control
Scott N. Greenberg
Salary	$472,000	(1)	—		—		—
Severance	—		$1,653,708	(2)	$1,653,708	(2)	$1,102,472	(3)
Bonus (4)	—		208,000		208,000		208,000
Stock options	—		—		1,569,600	(5)	1,569,600	(5)
Benefits continuation	—		26,662	(6)	26,662	(6)	18,057	(7)
Total	$472,000		$1,888,370		$3,457,970		$2,898,129
Sharon Esposito-Mayer
Salary	$51,667	(8)	$387,500	(9)	—		—
Stock units (10)	—		—		$309,750		$309,750
Benefits continuation	—		11,394	(11)	—		—
Total	$51,667		$398,894		$309,750		$309,750
Douglas E. Sharp
Salary	$425,000	(1)	—		—		—
Severance	—		$1,512,625	(2)	$1,512,625	(2)	1,008,417	(3)
Bonus (4)	—		187,000		187,000		187,000
Stock options	—		—		1,373,400	(5)	1,373,400	(5)
Benefits continuation	—		26,662	(6)	26,662	(6)	9,173	(12)
Total	$425,000		$1,726,287		$3,099,687		$2,577,990
Donald R. Duquette
Salary	$50,000	(8)	$375,000	(9)	—		—
Stock units (10)	—		—		$268,450		$268,450
Benefits continuation	—		11,394	(11)	—		—
Total	$50,000		$386,394		$268,450		$268,450
Karl Baer
Salary	$50,000	(8)	$375,000	(9)	—		—
Stock units (10)	—		—		$268,450		$268,450
Benefits continuation	—		11,394	(11)	—		—
Total	$50,000		$386,394		$268,450		$268,450

(1)	Represents one year of current salary as of December 31, 2012.

(2)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by three.

(3)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by two.

(4)	Represents bonus earned during the year ended December 31, 2012 which would be due to the executive if any of the applicable triggering events occurred on December 31, 2012.

(5)	Pursuant to Messrs. Greenberg and Sharp’s employment agreements, in the event of a change in control of the Company, they can elect to surrender their outstanding stock options for a cash payment equal to the excess of the fair market value on the termination date of the common stock issuable upon exercise of the options over aggregate exercise price of the options surrendered. The amount included in the table represents the fair value of Messrs. Greenberg and Sharp’s outstanding options as of December 31, 2012 based on the closing price of our common stock on December 31, 2012 of $20.65.

(6)	Represents an estimate of the incremental cost to the Company for benefits continuation for three years subsequent to termination date.

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(7)	Represents an estimate of the incremental cost to the Company for benefits continuation for two years subsequent to termination date.

(8)	Represents two full calendar months of current salary as of December 31, 2012.

(9)	Represents the current salary for fifteen months that would have been paid or accrued if the triggering event occurred as of December 31, 2012.

(10)	Represents the value of the number of stock units deemed to have vested for each triggering event. Value is based on the closing price of our common stock on December 31, 2012 of $20.65.

(11)	Represents an estimate of the incremental cost to the Company for benefits continuation for fifteen months subsequent to the termination date.

(12)	Represents an estimate of the incremental cost to the Company for benefits continuation for one year subsequent to the termination date.

Director Compensation

Our Board of Directors has adopted guidelines for the compensation of our non-employee directors. Effective April 1, 2012, the Board approved the following annual compensation payable to our non-employee directors:

•	Base annual fee of $45,000 (increased from $25,000 in 2011);
•	Additional annual fee of $40,000 for serving as Chairman of the Board (no change from 2011);
•	Additional annual fee of $15,000 for serving on the Executive Committee, excluding the Chairman (increased from zero in 2011);
•	Additional annual fee of $20,000 for serving as Chairman of the Audit Committee (increased from $15,000 in 2011);
•	Additional annual fee of $8,000 for serving on the Audit Committee (increased from $5,000 in 2011);
•	Additional annual fee of $7,000 for serving as Chairman of the Compensation Committee (increased from $5,000 in 2011);
•	Additional annual fee of $5,000 for serving on the Compensation Committee (increased from $2,500 in 2011); and
•	500 fully vested shares of our common stock per quarter (decreased from 900 shares in 2011).

These annual fees are prorated and paid on a quarterly basis. At the option of the directors, up to one-half of the fees may be paid in shares of our common stock. In addition to the annual retainers, each non-employee director received $1,500 for each Board meeting attended and $750 for each committee meeting attended, but only if the committee meeting was held on a different date than the Board meeting.

Directors Compensation Table

The following table shows the compensation earned by each individual who served as a director during the year ended December 31, 2012 (excluding Mr. Greenberg, whose compensation as Chief Executive Officer is shown above in the Summary Compensation Table):

Name	Fees earned or paid in cash ($)	Stock awards ($)	All other compensation ($)	Total ($)
Harvey P. Eisen	85,688	53,408	—	139,096
Daniel M. Friedberg (1)	73,375	44,970	—	118,345
Marshall S. Geller	66,000	44,970	—	110,970
Sue W. Kelly	58,500	44,970	—	103,470
Richard C. Pfenniger, Jr.	71,250	44,970	—	116,220
A. Marvin Strait	75,875	44,970	—	120,845
Gene A. Washington	64,625	44,970	—	109,595

(1)	Daniel Friedberg’s compensation for service on the Board of Directors was paid directly to Sagard Capital Partners, L.P.

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Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee of our Board of Directors are Harvey P. Eisen, Daniel M. Friedberg, Marshall S. Geller, Chairman, A. Marvin Strait and Gene A. Washington. Harvey P. Eisen is the Chairman of the Board and Chief Executive Officer of WISH and Scott N. Greenberg, our Chief Executive Officer, is a Director of WISH. None of the members of the Compensation Committee during 2012 (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement filed with the SEC in connection with the Company’s annual meeting of stockholders.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Harvey P. Eisen

Daniel M. Friedberg

Marshall S. Geller

A. Marvin Strait

Gene A. Washington

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PROPOSAL 3. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At our 2011 Annual Meeting, our stockholders approved the Company’s recommendation that the advisory vote on compensation of named executive officers be held annually. We are required to submit the frequency of shareholder advisory votes on compensation to an advisory vote of stockholders at least every six years. We expect that our next advisory vote on frequency will be at our 2017 annual meeting. We are requesting shareholders to approve the following non-binding, advisory resolution at the 2013 annual meeting of shareholders:

RESOLVED, that the shareholders of GP Strategies Corporation provide their advisory approval of the compensation of GP Strategies Corporation’s named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for GP Strategies Corporation’s 2013 Annual Meeting of Shareholders.

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock at the meeting. Abstentions and broker non-votes have no effect on this proposal.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. This vote is advisory and therefore not binding on GP Strategies Corporation or its Board of Directors. The Board of Directors, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

Executive Compensation Philosophy

The Compensation Committee seeks to provide compensation programs designed to:

•	Attract and retain talented and dedicated executives;

•	Motivate and reward executives whose knowledge, skills, potential and performance are critical to our success; and

•	Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers when shareholder value increases.

The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of goals and objectives, and provides an incentive for retention.

We believe that the 2012 compensation of GP Strategies Corporation’s named executive officers was appropriate and aligned with GP Strategies Corporation’s 2012 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 16, which describes in more detail GP Strategies Corporation’s compensation philosophy and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 23 of this Proxy Statement, which provide detailed information on the compensation of GP Strategies Corporation’s named executive officers.

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval of this proposal.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review & Approval Process for Related Person Transactions

Our Corporate Governance Guidelines (a copy of which may be viewed on our website and is available in print, without charge, upon request to GP Strategies’ Corporate Secretary) require each director to avoid any action, position or interest that conflicts with an interest of the Company or gives the appearance of a conflict.  Although there is no formal written procedure in those Guidelines for handling such situations when they arise, in practice our Board of Directors, or a committee thereof, is responsible for reviewing and approving, all related person transactions. A related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants. A related person is an executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Our Conduct of Business Policy (a copy of which may be viewed on our website and is available in print, without charge, upon request to GP Strategies’ Corporate Secretary) governs related person transactions involving executive officers and the Company.  It prohibits activities or relationships which are incompatible with employment by the Company or which places the executive in a position where there is a conflict between the executive’s private interests and the interests of the Company, its subsidiaries or affiliates.  Executives are required to immediately disclose such situations to their supervisor, the Company’s Ethics Program Compliance Officer, or the Company’s General Counsel for a determination of appropriate action.  The Company maintains a telephone hotline for employees to confidentially report questionable activities or seek advice in handling ethics-related issues.

Related Transactions

Directorships

Certain of our Directors have also served as Directors of WISH (formerly NPDC). Scott N. Greenberg is currently a Director of WISH and was Chief Financial Officer of WISH until August 2007. Harvey P. Eisen is Chairman of the Board and Chief Executive Officer of WISH and Managing Member of Bedford Oak Partners L.P. (“Bedford Oak”). Collectively, Mr. Eisen and Bedford Oak beneficially own approximately 37.3% of the issued and outstanding shares of WISH and less than 1% of our Common Stock.

Stock Transfer Agreement

On December 30, 2011, Sagard entered into a Stock Transfer Agreement with Bedford Oak to privately purchase 350,000 shares of our common stock from Bedford Oak for a purchase price of $12.30 per share, or an aggregate purchase price of $4,305,000.  The transaction closed in January 2012. In addition, Sagard purchased an additional 173,353 and 101,478 shares of our common stock in the open market during the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012, Sagard beneficially owned 3,509,774 shares or 18.4% of our outstanding common stock.

Daniel M. Friedberg has been President and CEO of Sagard Capital Partners Management Corporation, the investment manager of Sagard, since its founding in 2005. Harvey P. Eisen, the Chairman of our Board of Directors, is also the Chairman and Managing Member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak. Except as described above, neither Mr. Friedberg nor Mr. Eisen is a party to any other material arrangements or transactions involving the Company.

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EQUITY COMPENSATION PLAN INFORMATION

The following is information as of December 31, 2012 about shares of our Common Stock that may be issued upon the exercise of options and rights under our stock plans.  For a description of the material terms of these plans, see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013.

Plan category:

Equity compensation plans not approved by security holders:

(a)	Number of securities to be issued upon exercise of outstanding options	114,100

(b)	Weighted average exercise price of outstanding options	$13.18

(c)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in row (a))	-

Equity compensation plans approved by security holders:

(a)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	510,600

(b)	Weighted average exercise price of outstanding options, warrants and rights	$8.73

(c)	Number of securities remaining available for future issuance under equity compensation plans	1,147,780

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish us with such reports. Based solely on a review of copies of such reports for 2012, we believe that during 2012 all reports applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis.

Stockholder Proposals and Director Nominations

Proposals for Inclusion in Proxy Materials

Stockholders may present proposals for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders provided they are received by the Company no later than January 3, 2014 and are otherwise in compliance with applicable SEC regulations. If we change the date of the 2014 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, a stockholder’s written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2014 Annual Meeting.

Proposals and Director Nominations Not Intended for Inclusion in Proxy Materials

In addition to the above requirements, the Company’s By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the proxy statement relating to the immediately preceding annual meeting of stockholders (no later than February 2, 2014 with respect to the 2014 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not less than 90 days prior to the date of the meeting or, if the first public announcement of the meeting date is less than 100 days before such meeting date, not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company’s By-laws. Copies of the Company’s By-laws are available to stockholders without charge upon request to the Company’s Secretary at the Company’s address set forth above.

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2012, which is not a part of the proxy soliciting materials, was made available to the Company’s stockholders on approximately April 17, 2013.

General

So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the Proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

Cost of Solicitation

The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail and e-mail, but employees or representatives of the Company may also solicit proxies by telephone and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

By Order of the Board of Directors,

Kenneth L. Crawford, Secretary
May 3, 2013

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